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                                                                   EXHIBIT 10.42

         Summary Term Sheet for Asset Purchase and Debtor in Possession
            Financing Agreement, as amended, dated December 3, 1997.



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                      SUMMARY TERM SHEET FOR ASSET PURCHASE
                  AND DEBTOR IN POSSESSION FINANCING AGREEMENT


SELLER/BORROWER:           Phoenix Information Systems Corp. (the "Debtor")

PURCHASER/LENDER:          SC Phoenix Partners (the "Purchaser")

PURCHASED ASSETS:          All assets of the Debtor, tangible and intangible,
                           real and personal, including all stock and joint venture and partnership interests of the Debtor, choses in action, accounts receivable and cash, and the proceeds of all of the foregoing, including executory contracts and unexpired leases with the exception of any assets, executory contracts and unexpired leases listed by the Purchaser as "excluded assets" in the Definitive Sale Documentation (defined below) (collectively, the "Assets")

PURCHASE PRICE:            $20,000,000 in cash or cash equivalents (including
                           setoff against any amounts outstanding under DIP
                           Facility (defined below) and credit against Series C
                           Preferred)

DEFINITIVE SALE            Purchaser and Debtor shall enter into a definitive
DOCUMENTATION:             Purchase and Sale Agreement (the "Definitive Sale
                           Documentation") on or before December 9, 1997. The
                           Definitive Sale Documentation and any related documentation shall be satisfactory to Purchaser and its counsel in all respects. The Definitive Sale
                           Documentation shall contain such conditions, representations and warranties and covenants as are customarily found in agreements to purchase substantially all of the assets of a debtor and such additional provisions appropriate in Purchaser's judgment for this transaction, including:

CONDITIONS TO PURCHASER'S           1. Purchaser shall have received on or
CLOSING:                            before December 26, 1997 a letter from China
                                    Southern Airlines that (1) confirms China
                                    Southern's ongoing commitment to the joint venture, (2) commits to the development of a rollout plan as soon as reasonably possible but in no event later than January 30, 1998,
                                    (3) establishes a firm date for having an adequate project team in place to achieve cutover, and (4) establishes a firm date for cutover
                                    2. Entry of Purchaser and Debtor on or
                                    before December 3, 1997 into the Definitive
                                    DIP


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                                    Documentation (defined below)
                                    3. Satisfactory completion (in Purchaser's sole determination) on or before December 23, 1997 of business, operational and legal due diligence of Debtor, including as to the amount of allowable claims against the Debtor

                           Entry on or before December 8, 1997 of an order of the bankruptcy court ("Interim Order") in form and substance satisfactory to Purchaser and its counsel, including a finding that Interim DIP Facility (defined below) and preliminary aspects of Assets sale transaction (notice provision, break-up fee, non-solicitation provision) are in good faith and otherwise comply with sections 364(e) and 363(m) of the Bankruptcy Code, authorizing and approving:

                                        (a) Interim DIP Facility

                                        (b) Reimbursement of all of Purchaser's
                                        expenses (including, without limitation, expenses of counsel and other consultants and internal legal expenses attributable to the DIP Facility and Assets sale transaction) in connection with Assets sale transaction and DIP Facility, not to exceed $400,000, which obligation shall be secured by a senior lien on the Assets under section 364(d) of the Bankruptcy Code and a superpriority claim under sections 364(c)(1) and 503(b) of the Bankruptcy Code over expenses of the kind specified in sections 503(b), 506(c), 507(b) and
                                        726(b) of the Bankruptcy Code
                                        ("Superpriority Claim")

                                        (c) Break-up fee of $1,000,000, to be
                                        paid as a Superiority Claim from the
                                        proceeds of any alternative transaction, whether pursuant to section 363(b) or 1129 of the Bankruptcy Code, payable immediately upon closing of such alternative transaction

                                        (d) Debtor's agreement (i) not to
                                        solicit, either directly or indirectly,
                                        any offers to purchase, or otherwise
                                        finance, any of the Assets and (ii) to
                                        provide Purchaser with the terms of any
                                        offers


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                                        received by the Debtor as promptly as
                                        practicable, but in any event within 24
                                        hours of such receipt

                                        (e) Debtor's agreement to provide
                                        Purchaser with notice of any event or
                                        occurrence having a material effect on
                                        the business, conditions or prospects,
                                        financial or otherwise, of the Debtor's
                                        business or the Assets, as promptly as
                                        practicable, but any event within 24
                                        hours of the Debtor's receipt of such
                                        information

                                        (f) The date of the final hearing on the DIP Facility and hearing on the sale of the Assets and approving the form and manner of notice

                                    4. Entry on or before December 30, 1997 of a final order of the bankruptcy court, in form and substance satisfactory to Purchaser and its counsel, including (i) a finding that the Assets purchase is in good faith and otherwise satisfies section 363(m) of the Bankruptcy Code, (ii) channeling injunction of all claims and interests against the Seller, its directors and officers and Purchaser to the Asset sale proceeds, (iii) authorizing and approving the sale of the Assets to Purchaser pursuant to the Definitive Sale Documentation free and clear of all claims and interests under sections 363(b) and (f) of the Bankruptcy Code and the assignment to Purchaser of all specified executory contracts and unexpired leases under section 365 of the Bankruptcy Code, and (iv) such other terms as Purchaser may require.

                                    5. Debtor shall provide Purchaser and its counsel with copies of all proposed pleadings and orders in the bankruptcy case pertaining to the Assets or their proposed sale or to the DIP Facility, with sufficient time to permit review and comment by Purchaser. The Debtor shall not issue any press release in which Purchaser or any affiliate or agent of Purchaser is mentioned without Purchaser's prior review and approval.

DIP FACILITY:              Working capital facility to provide requirements for
                           Debtor's continued ordinary course operations (as


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                           provided in Budget (defined below) and certified in
                           advance to Lender by a responsible officer of the Borrower) until hearing on Asset sale ("DIP Facility")

AMOUNT AND AVAILABILITY    Up to $600,000 available as follows:
OF DIP FACILITY:

                           $75,000 initial availability to be made on or before December 8, 1997 ("Initial DIP Facility"). Up to $525,000 to be made thereafter on or before Asset sale hearing, subject to such conditions precedent to subsequent advances as are customarily found in DIP facilities, including absence of event of default/termination event

INTEREST:                  14 percent per annum; after an event of default, 16
                           percent per annum. Interest shall be payable currently.

MATURITY:                  Borrowings under the DIP Facility are to be repaid in
                           full on the date which is the earlier of (a) December
                           30, 1997, (b) consummation of the transaction contemplated by the Definitive Sale Documentation, or
                           (c) the occurrence of an event of default

COLLATERAL AND             First lien on all Assets under section 364(d) of the
SUPERPRIORITY CLAIM:       Bankruptcy Code. Upon either (a) event of default or
                           (b) termination of the DIP Facility, the automatic stay shall be lifted without further action on the part of Purchaser (other than five days' prior notice to the Debtor and any official committee) to permit
                           Purchaser to foreclose on or take other action with respect to the collateral; provided that the Debtor and any official committee shall have such five days to attempt to prevent such lifting of the automatic stay on the sole basis that such event of default or termination event has not occurred. All liens shall be automatically perfected pursuant to bankruptcy court order; however, the automatic stay shall be modified to permit other perfection at Purchaser's option

                           Superpriority Claim, other than with respect to fees of U.S. trustee and bankruptcy court-approved professional fees not to exceed $425,000, which shall be pari passu with Lender's claim

FEES: All fees shall be included in expense reimbursement and break-up fee agreed to and authorized in connection with the Definitive Sale Documentation


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ADDITIONAL CONDITIONS      Entry of Lender and Debtor on or before December 3,
OF DIP FACILITY:           1997 into definitive documentation in form and
                           substance satisfactory to Lender and its counsel
                           ("Definitive DIP Documentation"). The Definitive DIP
                           Documentation shall contain such conditions, representations and warranties and covenants as are customarily found in DIP facilities and additional provisions appropriate in Lender's judgment for this transaction, including:

                                    6. Conditions

                                        (a) Entry into Definitive Sale
                                        Documentation on or before December 9,
                                        1997

                                        (b) Satisfactory completion (in Lender's sole determination) on or before December 8, 1997 of business, operational and legal due diligence of the Debtor

                                        (c) Entry of Interim Order on or before
                                        December 8, 1997

                                        (d) Entry on or before December 19, 1997 of a final order of the bankruptcy court satisfactory to Lender and its counsel, including finding of good faith and otherwise of satisfaction of section 364(e), authorizing and approving the DIP Facility

                                    7. Covenants

                                        (a) Debtor will observe a budget to be
                                        negotiated in Definitive DIP
                                        Documentation (the "Budget"). The Budget will allow for ongoing payments of professional and United States Trustee fees, subject to bankruptcy court approval, in an amount not to exceed $425,000; provided that no such fees shall be used for the purpose of investigating or attacking Purchaser, its claims or interests or the DIP Facility or Asset purchase in any manner.

                                        (b) Weekly cash flow and other agreed
                                        financial reporting compliance.


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                                        (c) Negative pledge; no other financing
                                        under section 364 of the Bankruptcy Code

                                        (d) Debtor to use best efforts to
                                        preserve and protect the value of the
                                        Assets

EVENTS OF DEFAULT/         Such events of default as are customarily found in
TERMINATION EVENTS:        DIP facilities and others appropriate in Lender's
                           judgment, including:

                                    8.  Non-payment when due of amounts due
                                    under DIP Facility

                                    9.  Breach of any covenant contained in
                                    Definitive DIP Documentation or Definitive
                                    Sale Documentation

                                    10. Dismissal of bankruptcy case, any
                                    conversion to chapter 7, appointment of a bankruptcy trustee or an examiner or other person with expanded powers, termination of the Debtor's exclusive right to file a plan or reorganization, or the incurrence of other indebtedness under section 364 of the Bankruptcy Code

                                    11. Any stay or modification of the Interim
                                    Order or interim or final orders of the
                                    bankruptcy court approving the sale of the Assets under the Definitive Sale Documentation or the DIP Facility

                                    12. The filing of a chapter 11 plan or a motion for approval of an agreement with respect to the disposition of the Assets that does not provide for the sale of the Assets pursuant to the Definitive Sale Documentation or that is otherwise not satisfactory to the Lender

GOVERNING LAW:                      Internal law of the State of New York


Agreed to this
3rd day of December, 1997

/s/ Delbert F. Bloss, Jr.                    /s/ Purnendu Chatterjee
------------------------------               ---------------------------
By:      Delbert F. Bloss, Jr.               By:     Purnendu Chatterjee
Title:   President and CEO                   Title:  Manager